Exhibit (d)(5)

Form of Notice of Grant

NOTICE OF GRANT

Company: Cree, Inc. 4600 Silicon Drive Durham, NC 27703 Tax I.D. 56-1572719	Participant: Option Number: Option Plan: Option Type: Grant Date: Number Shares: Exercise Price: Vesting Schedule: Expiration Date:

I am pleased to inform you that you have been awarded an option to purchase                      shares of the common stock of Cree, Inc., at a purchase price of                      per share, effective as of                     , the Grant Date of the award. Please note that the option is subject to and governed by the Cree, Inc.                              (the “Plan”) and the terms of the applicable Master Stock Option Agreement between you and Cree, Inc.

You may exercise the option to purchase up to the number of Shares for which it has vested unless the option has earlier terminated or expired. Upon your termination of employment, the option will be forfeited as to all Shares not then vested. Provided that you are an employee of the “Company” (as defined in the Plan) on the indicated vesting date, the option will vest and may thereafter be exercised to purchase Shares as follows:

                         Shares on                                 ;

                         additional Shares on                                 ;

[additional lines as needed].

Notwithstanding the foregoing, the Option shall become fully vested and exercisable, to the extent not already fully vested and exercisable, immediately prior to any Change in Control (as such term is defined in the Plan on the Grant Date), provided Participant is employed by the Company on the date of the Change in Control, except that the Option shall not become exercisable if and to the extent it is cashed out upon the Change in Control pursuant to the terms of the Plan or assumed by one of the surviving entities of the transaction.

This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by or on behalf of the Company to grant you options to purchase the common stock of Cree, Inc. By signing below, you accept this option award, along with all prior option awards received by you, in full satisfaction of any such agreement, obligation or promise.

Sincerely,	Accepted and agreed to:

Charles M. Swoboda, President and CEO For Cree, Inc. Date:	[Participant]